Exhibit 4.3

PROMISSORY NOTE

January 14, 2004	$1,000,000

     FOR VALUE RECEIVED, TeleCommunication Systems, Inc., a Maryland corporation (the “Company”), hereby promises to pay to Aether Systems, Inc., a Delaware corporation (“Aether”), or its registered assigns, the principal amount of One Million Dollars ($1,000,000) together with interest thereon calculated from the date hereof in accordance with the provisions of this promissory note (the “Note”).

     1.   Payment of Interest. Except as otherwise expressly provided in paragraph 4 hereof, interest shall accrue at the Prime Rateon the unpaid principal amount of the Note outstanding from time to time. The Company shall pay to Aether all accrued interest on the Maturity Date (as defined in Section 2(a) below).

     2.   Payment of Principal on Note.

            (a)   Scheduled Payment. The Company shall pay the principal amount of $1,000,000 (or such lesser principal amount then outstanding), together with all accrued and unpaid interest thereon, to Aether on the Maturity Date. The Note shall mature at the earlier to occur of the following (the “Maturity Date”): (i) August 14, 2004, (ii) an Event of Default (as defined in Section 4) which has not been duly cured or waived or (iii) the date on which the Company (and/or its affiliates) become entitled by Research in Motion Limited, a Canadian corporation (“RIM”) to reduce the aggregate amount of collateral (in the form of cash or letters of credit) (the “RIM Collateral”) provided to RIM to $1,000,000 or less.

            (b) Prepayments. The Company may, at any time and from time to time without premium or penalty, prepay all or a portion of the outstanding principal amount of the Note. In addition, the Company shall be required to prepay all or any portion of the outstanding principal amount of the Note no more than five (5) business days after the amount of the RIM Collateral is reduced below $2,000,000. The amount of such mandatory payment will be the difference between (X) $2,000,000 and (Y) the aggregate amount of the RIM Collateral required after such reduction. Prepayments shall be required within five (5) business days after each successive reduction to the aggregate amount of the RIM Collateral, with the prepayment amount calculated as described in the previous sentence.

     3.   Events of Default.

            (a)   Definition. For purposes of this Note, an “Event of Default” shall have occurred if:

                    (i)   the Company fails to pay, when due, the full amount of principal and accrued interest on the Note (whether required by either of paragraph 2(a) or (b)), and any such failure continues for two (2) business days;

                    (ii)   the Company fails to perform or observe in any material respect any provision contained herein or in the Purchase Agreement between the Company, TSYS

Acquisition Corp., TeleCommunication Systems Limited and Aether dated December 18, 2003, as amended (the “Purchase Agreement”);

                    (iii)   any representation or warranty of the Company contained in the Purchase Agreement is false or misleading in any material respect on the date made or furnished;

                    (iv)   the Company or any Subsidiarymakes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Company or any Subsidiary is entered under the Federal Bankruptcy Code; or the Company or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to the Company or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any Subsidiary and either (A) the Company or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days; or

                    (v)   the Company fails to inform Aether of any reduction in the amount of the RIM Collateral within five (5) business days of learning of the allowance of such reduction by RIM. Each of the foregoing shall constitute an “Event of Default,” whatever the reason or cause for any such event, and whether such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

            (b)   Consequences of Events of Default.

                    (i)   Upon the occurrence of an Event of Default, the interest rate on the Note shall increase immediately to 18%, or (if less) the highest rate then permitted under applicable law. Any increase of the interest rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no such Event of Default exists (subject to subsequent increases pursuant to this subparagraph).

                    (ii)   Aether shall also have any other rights which it may have been afforded under any contract or agreement at any time and any other rights which Aether may have pursuant to applicable law.

                    (iii)   The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of the Note, and expressly agrees that the Note, or the payment hereunder, may be extended from time to time and that Aether may accept security for the Note or release security for the Note, all without in any way affecting the liability of the Company hereunder.

     4.   RIM Collateral. The Company shall use its commercially reasonable efforts to perform under its contracts with RIM and negotiate a reduction in the RIM Collateral. If a reduction in the RIM Collateral occurs, the Company shall promptly notify Aether of the amount of such reduction in accordance with the terms of this Note and, to the extent required by paragraph 2(b), prepay outstanding principal on the Note.

     5.   Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note and, in the case of any such loss, theft or destruction of the Note, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon the surrender and cancellation of the Note, the Company, at its expense, shall execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note.

     6.   Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of the Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of Aether.

     7.   Definitions. For purposes of the Note, the following capitalized terms have the following meaning.

            “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

            “Prime Rate” means, as of any date of determination, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal under the caption “Money Rates — Prime Rate” at large U.S. money center banks; provided, however, that if The Wall Street Journal is not being published as of the date of determination, then the prime rate established shall be that reported by any U.S. money center bank reasonably selected by the Company.

            “Subsidiary” means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or indirectly through Subsidiaries.

     8.   Cancellation. After all principal and accrued interest at any time owed on the Note has been paid in full, the Note shall be surrendered to the Company for cancellation and shall not be reissued.

     9.   Form of Payments. All payments to be made to Aether shall be made in the lawful money of the United States of America in immediately available funds.

     10.   Set Off. Amounts due under the Note shall not be subject to set-off or otherwise reduced by amounts owed to the Company by Aether.

     11.   Place of Payment. Payments of principal and interest are to be delivered to the following address:

Aether Systems, Inc 11460 Cronridge Drive Owings Mills, Maryland 21117 Attn: David C. Reymann

or to such other address or to the attention of such other person as specified by Aether by prior written notice to the Company.

     12.   Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of Maryland, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

     13.   Usury Laws. It is the intention of the Company and Aether to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under the Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of the Note is accelerated by reason of an election by Aether resulting from an Event of Default, voluntary prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of Aether either be rebated to the Company or credited on the principal amount of the Note, or if the Note has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under the Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of the Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of the Note, or if the Note has been repaid, then such excess shall be rebated to the Company.

     14.   Enforcement Costs. The Company agrees to pay, and to indemnify Aether and hold the Aether harmless from, against and for any and all liabilities, obligations, claims, damages, actions, penalties, causes of action, losses, judgments, suits, costs, expenses and disbursements, including without limitation, reasonable attorneys’ fees, incurred or arising in connection with the enforcement by Aether of its rights under the Note (“Enforcement Costs”) and that any such Enforcement Costs shall be added to and become part of the indebtedness evidenced by the Note, be payable immediately upon demand and be a full-recourse obligation of the Company.

     15.   Governing Law. The Note shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Maryland without regard to the conflict of law principles thereof

* * * * *

     IN WITNESS WHEREOF, the Company has executed and delivered the Note on January 14, 2004.

TELECOMMUNICATION SYSTEMS, INC.

By:	/s/ Thomas M. Brandt, Jr.

Its:	Senior Vice President & Chief Financial Officer

Attest:

      /s/ Bruce A. White
Secretary